Exhibit 1.4

SEARS CREDIT ACCOUNT MASTER TRUST II

MASTER TRUST CERTIFICATES

PRICING AGREEMENT

Dated:  July 25, 1996

To:   Sears Receivables Financing Group, Inc., as Seller under the
Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re:   Underwriting Agreement dated July 25, 1996

Title:      Sears Credit Account Master Trust II, $22,500,000 7.10%
Class B Master Trust Certificates, Series 1996-3.

Initial Principal Amount of Certificates:

      $22,500,000 Class B Master Trust Certificates, Series 1996-3

Class B Expected Final Payment Date:  August 16, 2004

Series and Class Designation of Designated Securities:

      7.10% Class B Master Trust Certificates, Series 1996-3 (the
"Class B Certificates")

Series Cut-Off Date: The last day of the Due Period ending in June 1996

Certificate Rating:  Class B Certificates:            A1 by Moody's
                                                Investors Service, Inc.
                                        A  by Standard & Poor's
                                  Ratings Services

Aggregate outstanding balance of Principal Receivables as of the first day of the Due Period ending in July 1996:
                        $7,092,780,062.58.

Date of Series Supplement:          August 6, 1996.

Certificate Rate:       Class B Certificates:         7.10% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from August 6, 1996.

                  Class B Certificates:         99.225000%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from August 6, 1996.

                  Class B Certificates:         99.625000%

Closing Location:       Sears, Roebuck and Co., 3333 Beverly Road,
Hoffman Estates, Illinois 60179

Time of Delivery: 10:00 A.M., New York Time, on August 6, 1996, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:
            Salomon Brothers Inc
            7 World Trade Center
            New York, New York 10048
            Attention:        George A. Graham
            Facsimile:        (212) 783-2316

Additional Agreements

            (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

            (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class B Underwriters") agree that the Company and Sears may enter into that certain underwriting agreement and pricing agreement, each of even date herewith (collectively, the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class
A Master Trust Certificates, Series 1996-3 (the "Class A Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class B Underwriting Agreement") that the Class A Underwriting Agreement be duly executed and delivered by the parties thereto.

            (c) If an underwriter under the Class A Underwriting Agreement (a "Class A Underwriter") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

            (d) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Underwriting Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

            (e) In addition to the representations, warranties and agreements of the Company in Section 2(a) of the Agreement, the Company represents and warrants to, and agrees with, each of the Underwriters that the Series Term Sheet dated July 24, 1996 relating to the Designated Securities has been or will be filed with the Commission as an exhibit to a Current Report on Form
8-K within two business days of first use, and will be or has been incorporated by reference in the Prospectus as amended or supplemented.

            The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in Schedule 1. We represent that we are authorized to enter into this Agreement.

                                    Very truly yours,


                                    SALOMON BROTHERS INC


                                    By:  /S/ Gregory Kosinski


Accepted:


SEARS RECEIVABLES FINANCING
GROUP, INC.

By:   __/S/ Stephen D. Carp_____________


SEARS, ROEBUCK AND CO.

By:   /S/ Larry R. Raymond

SCHEDULE I



                                                       Principal
                                                      Amount of
                                                       Class B
                                                      Certificates
                                                        to be
Underwriter                                           Purchased

Salomon Brothers Inc . . . . . . . . . . . . . .  . $22,500,000